Exhibit 2.2

EXECUTION COPY

GUARANTEE

GUARANTEE, dated as of December 1, 2015 (this “Guarantee”), by Beijing E-Town International Investment & Development Co., Ltd. (the “Guarantor”) in favor of Mattson Technology, Inc. (the “Guaranteed Party”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

1. GUARANTEE. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Beijing E-Town Dragon Semiconductor Industry Investment Center (Limited Partnership) (“Parent”), a directly or indirectly wholly-owned subsidiary of Parent which will be established promptly following the date hereof (“Acquisition Sub”), and the Guaranteed Party, pursuant to which Acquisition Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party (a) the full and complete performance of all of the respective obligations of Parent and Acquisition Sub under the Merger Agreement and any document, instrument or other agreement among the Guaranteed Party, on the one hand, and Parent or Acquisition Sub, on the other, contemplated by or referred to in the Merger Agreement (each such document a “Transaction Document” and, collectively, the “Transaction Documents”) and (b) the full, due and punctual payment as and when due of the payment obligations of Parent and Acquisition Sub under the Merger Agreement and any other Transaction Document (the “Obligations”). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent or Acquisition Sub fails to pay or perform the Obligations when due, then the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable law to collect or perform the Obligations from the Guarantor. In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount or performance of the Obligations, regardless of whether any action is brought against Parent or Acquisition Sub. The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with enforcement of its rights hereunder.

2. CHANGES IN OBLIGATION, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations, and may also make any agreement with Parent or Acquisition Sub for the extension or renewal thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Guarantee or affecting the validity or enforceability of this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Acquisition Sub; (b) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms of Section 10.13 (Amendment) or Section 10.14 (Extension; Waiver) thereof or any agreement evidencing, securing or otherwise executed in connection with the Obligations; (c) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Acquisition Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Acquisition Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Acquisition Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Obligations or otherwise except as provided herein; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations; or (h) any discharge of the Guarantor as a matter of applicable law or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than as a result of, and to the extent of, full payment and performance of the Obligations in accordance with the terms of the Merger Agreement). To the fullest extent permitted by applicable law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to Parent or Acquisition Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or Acquisition Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the performance or payment of the Obligations (x) that are available to Parent or Acquisition Sub under the Merger Agreement, (y) in respect of a breach by the Guaranteed Party of this Guarantee or (z) in respect of fraud of the Guaranteed Party or any of its Affiliates in connection with the Merger Agreement or the transactions contemplated thereby; provided, however, that Guarantor may not assert defenses that Parent or Acquisition Sub possess relating to (i) lack of validity or enforceability of the Merger Agreement or any other Transaction Document against Parent or Acquisition Sub, as applicable, arising from Parent or Acquisition Sub’s, as applicable, defective incorporation or lack of qualification to do business in any applicable jurisdiction, (ii) Parent’s or Acquisition Sub’s lack of corporate authority to enter into or perform the Merger Agreement or any other Transaction Document or the due execution and delivery thereof, or (iii) the termination of existence, dissolution, liquidation, insolvency, bankruptcy, receivership, or other reorganization of Parent or Acquisition Sub, as applicable). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits. Subject to the Guaranteed Party’s rights set forth in Section 10.8 of the Merger Agreement, the Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against any of the Parent Related Parties other than the Guarantor or Parent or Acquisition Sub or their respective successors and assigns under the Merger Agreement or this Guarantee (such Parent Related Parties other than the Guarantor or Parent or Acquisition Sub or their respective successors and assigns under the Merger Agreement or this Guarantee, collectively, each a “Non-Recourse Party”).

3. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Acquisition Sub or any other Person liable for the Obligations prior to proceeding against the Guarantor hereunder.

4. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a) the Guarantor is duly incorporated or organized, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable;

(b) the Guarantor is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of the Guarantor to enter into and perform its obligations under this Guarantee or consummate the transactions contemplated hereby;

(c) the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(d) Other than any consent, approval, Order or authorization of, filing or registration with, or notification to any Governmental Authorities contemplated by the Merger Agreement as being necessary for the entry into and consummation of the transactions contemplated thereunder, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

(e) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(f) the Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 7 hereof.

5. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign or delegate their respective rights, interests or obligations hereunder to any other Person (by operation of Law or otherwise) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be. Upon any such permitted assignment, the references in this Guarantee to Guarantor shall also apply to any such assignee unless the context otherwise requires. This Guarantee shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

6. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier with confirmation of delivery, or (d) upon confirmation of delivery if transmitted by facsimile (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day), as follows:

if to the Guarantor:

Beijing E-Town International Investment Development Co., Ltd.

Building 61, International Enterprise Avenue

No. 2 Jingyuanbeijie, BDA

Beijing, 100176

P.R. China

Attention: Zhendong (Michael) Shi

Tel: +86-10-8105-7847

with a copy to:

DeHeng Law Offices

12th Floor, Tower B, Focus Palace

No. 19 Finance Street

Beijing, 100033

P.R. China

Attention: Bo (George) Cheng

Tel: +86-10-5268-2829

If to the Guaranteed Party, as provided in the Merger Agreement.

7. CONTINUING GUARANTEE. Subject to Section 2, this Guarantee may not be revoked or terminated and shall remain in full force and effect, and shall continue to be binding on the Guarantor and its successors or assigns until the Obligations have been paid and performed in full.

8. NO RECOURSE. Nothing set forth in this Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Guarantee, the Guaranteed Party acknowledges and agrees that no Person other than the Guarantor (and its successors and assigns) has any obligation hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligation or their creation, against, and no personal liability shall attach to, any Non-Recourse Party, through Parent, Acquisition Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Guaranteed Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise. The Guaranteed Party acknowledges and agrees that Parent and Acquisition Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Acquisition Sub unless the Closing occurs. Subject to the Guaranteed Party’s rights set forth in Section 10.8 of the Merger Agreement, recourse against the Guarantor pursuant to this Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby.

9. NATURE OF GUARANTEE. The Guarantor’s liability hereunder is absolute, full and unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Acquisition Sub or any circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Acquisition Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made. This Guarantee is an unconditional and continuing guarantee of payment and not merely of collection, and the Guaranteed Party shall not be required to proceed against Parent or Acquisition Sub before proceeding against the Guarantor hereunder. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Guarantor further agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (x) the Guaranteed Party has an adequate remedy at law or (y) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity.

10. GOVERNING LAW; JURISDICTION. This Guarantee, and all claims and causes of action arising out of, based upon, or related to this Guarantee or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware. Any dispute, controversy or claim arising out of or relating to this Guarantee, including the existence, validity, interpretation, performance, breach or termination thereof, or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The seat of arbitration shall be Hong Kong. The arbitration shall be decided by a tribunal of three (3) arbitrators. Each of the Guarantor and the Guaranteed Party shall be entitled to nominate one (1) arbitrator. The third arbitrator, who shall act as the chairman of the tribunal, shall be chosen by the two arbitrators nominated by the parties, respectively. The arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. To the extent that the Guarantor may be entitled in any jurisdiction to claim for itself or its assets immunity (whether state or sovereign or otherwise) from service of process, jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution, or otherwise) or legal process in respect of its obligations under this Agreement, or to the extent that, in any such jurisdiction, such immunity (whether or not claimed) may be attributed to it or its assets, the Guarantor hereby irrevocably agrees not to claim, and hereby irrevocably waives, such immunity to the fullest extent permitted by the laws of such jurisdiction with the intent, inter alia, that such waiver of immunity shall have irrevocable effect.

11. COUNTERPARTS. This Guarantee may be executed by facsimile or other digital imaging device and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. MISCELLANEOUS.

(a) This Guarantee contains the entire agreement between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Guaranteed Party and the Guarantor in writing.

(b) Any provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Guarantee with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

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(signature pages follow)

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Beijing E-Town International Investment & Development Co., Ltd.

By:	/s/ Yongzhong Lu
Name:	Yongzhong Lu
Title:	Chairman

Signature Page to Guarantee

IN WITNESS WHEREOF, the Guaranteed Party has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Mattson Technology, Inc.

By:	/s/ Fusen Chen
Name:	Fusen Chen
Title:	Chief Executive Officer

Signature Page to Guarantee